[Anadys Logo]

September 6, 2006

James T. Glover, CPA
[address]
[address]

Dear Jim,

I am very pleased to confirm the offer of employment made to you by Anadys Pharmaceuticals, Inc. for the position of Senior Vice President, Operations and Chief Financial Officer, reporting to the Company’s CEO. We anticipate your hire date to be no later than September 25, 2006. As we discussed, the details of this offer are as follows:

BASE SALARY:	You will receive a base salary of $11,875.00 paid semi-monthly in accordance with the normal Anadys payroll cycle, which if annualized, amounts to $285,000 per year.

STOCK OPTIONS:	Upon commencement of your employment with Anadys and
subject to the approval of the Board of Directors or
Compensation Committee, you will be eligible for an
initial stock option grant allowing you to purchase
175,000 shares of Anadys common stock at a price
equal to the closing price of the stock one trading
day prior to your hire date. This stock option will
vest over a four-year period and will be subject to
the terms and conditions set forth in the Anadys 2004
Equity Incentive Plan (the “Plan”). You will be
provided full details of the Plan once you begin
employment.

SIGN-ON BONUS/ RELOCATION:
As a further incentive for you to join Anadys and to
assist you in your move to San Diego, you will be
given a one time sign-on bonus/relocation assistance
of $65,000, less applicable taxes, in accordance with
Company policy. Monies which you do not utilize
towards the relocation up to the stated gross amount
of $65,000 will be given to you (less applicable
taxes) as a one-time sign on bonus. If you
voluntarily choose to terminate your employment with
Anadys within one year of your hire date, you will be
required to reimburse Anadys for a pro rata portion
of this sign-on bonus/relocation assistance, due and
payable immediately.

BONUS:	You will be eligible to receive an annual discretionary bonus of between 0 — 40% of your then current annual base salary, contingent upon your own and the Company’s performance.

BENEFITS:	You will be eligible for group benefits for yourself
and your eligible dependents, effective the first day
of the month following your date of hire, subject to
the terms and conditions of the relevant Company
insurance plan. Basic benefits currently include
comprehensive health insurance; dental insurance, and
vision care insurance. In addition, you will be
eligible for term life insurance and long-term
disability insurance for yourself only. You will be
eligible to participate in the Anadys 401K plan as
well as the Anadys ESPP (Employee Stock Purchase
Plan), all in accordance with Company policy. You
will also accrue a pro-rata share of fifteen days of
paid vacation per year, and be eligible for paid
holidays, all in accordance with Company policy.

Effective on the first day of the month following your hire date, you will be eligible to participate in the Anadys 401(k) Retirement Savings Plan.

SEVERANCE/CHANGE IN CONTROL:

You will be provided with a Severance and Change in
Control Agreement (the “Agreement”), which will provide
that (i) in the event that your employment with the
Company is terminated by the Company without Cause (as
defined in the Agreement ) or for Good Reason (as defined
in the Agreement) within the sixty (60) day period
immediately preceding or the twelve (12) month period
immediately following a Change in Control (as defined in
the Agreement) of the Company, then upon your delivery to
the Company of an effective Waiver and Release (in the
form attached to the Agreement), you shall be entitled
to: (a) the equivalent of nine (9) months of your annual
base salary in effect at the time of termination, less
standard deductions and withholdings, and (b) accelerated
vesting of all unvested shares subject to any outstanding
stock options then held by you, such that all shares
shall be vested and fully exercisable as of the date of
your termination; and (ii) in the event that there is not
a Change in Control (as defined in the Agreement) and
your employment with the Company is terminated by the
Company without Cause (as defined in the Agreement)
within the twelve (12) month period immediately following
your hire date, then upon your delivery to the Company of
an effective Waiver and Release (in the form attached to
the Agreement), you shall be entitled to the equivalent
of nine (9) months of your annual base salary in effect
at the time of termination, less standard deductions and
withholdings.

EMPLOYMENT AT WILL:
Anadys is an at-will employer and as such your employment
must be entered into voluntarily and for no specified
period. As a result, you are free to resign or the
company may terminate your employment at any time, for
any reason, with or without cause. No one other than the
President and CEO has the authority to alter this
employment relationship, either verbally or in writing.

Anadys Pharmaceuticals, Inc. expects that you will not disclose to it any proprietary information or trade secrets of any former employer or bring onto its premises any unpublished documents or any property belonging to any former employer. Since this would be improper, such conduct could be a basis for discipline up to and including termination.
The above is subject to your signing a proprietary information and inventions agreement with the Company, and the Company’s review of any agreement you may have with former employers to ensure that they do not conflict with your employment with the Company. In addition, within three days after your date of hire, you will be required to submit proof of identity and eligibility to work in the United States, in compliance with federal immigration laws.

This offer has been extended to you on behalf of Anadys Pharmaceuticals, Inc. and is valid through Monday, September 11th, 2006 by no later than 5:00 p.m. after which time it will expire. This offer includes all the terms of your potential employment with the Company, and supersedes all prior and contemporaneous negotiations, agreements and understandings between you and the Company, oral or written.

Jim, we believe you will be able to make an immediate contribution to Anadys’ effort, and think you will enjoy the rewards of working for an innovative, fast-paced, energetic company. One of the keys to our accomplishments is our outstanding people. We hope you accept our offer to be one of those people. Please acknowledge your agreement of these terms by signing this letter and returning it to my attention in the enclosed envelope.

Sincerely yours,
ANADYS PHARMACEUTICALS, INC.

/s/ Kleanthis G. Xanthopoulos

Kleanthis G. Xanthopoulos, Ph.D.
President and Chief Executive Officer

I hereby accept this offer of employment and accept the terms as stated above. I understand that as an employee of Anadys, I will be expected to comply with all Company policies:

/s/ James T. Glover	9/11/2006

James T. Glover, CPA	Date